Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 1997 Stock Plan of NetScaler, Inc. of our reports dated March 10, 2005, with respect to the consolidated financial statements and schedule of Citrix Systems, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2004, and Citrix Systems, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Citrix Systems, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Certified Public Accountants

West Palm Beach, Florida

August 31, 2005